Exhibit 99.1

State Street PRESS RELEASE		January 22, 2007

Media Contacts: Carolyn Cichon 617-664-8672	Hannah Grove 617-664-3377	Investors and Analysts: Kelley MacDonald 617-664-2888

STATE STREET TO ACQUIRE CURRENEX

ACQUISITION WILL ACCELERATE STATE STREET’S PARTICIPATION IN FAST

GROWING ELECTRONIC FOREIGN EXCHANGE TRADING MARKETPLACE

State Street’s FX Connect® and Currenex Will Deliver the Most Comprehensive Set of Trading Capabilities Available in the Industry

Boston, MA, January 22, 2007—State Street Corporation (NYSE: STT), the world’s leading provider of financial services to institutional investors, announced today that it has agreed to acquire Currenex, an independently owned online foreign exchange trading platform. Currenex is a market leader in the active-trading segment of the foreign exchange market, serving banks, corporations, hedge funds and other active trading firms. The acquisition will accelerate State Street’s participation in the fast growing electronic foreign exchange trading marketplace.

Under the terms of the agreement, State Street will acquire Currenex for approximately $564 million, which will be paid in cash. State Street expects the transaction to be neutral to 2007 results and slightly accretive to earnings in 2008.

“Today’s announcement reflects our proven strategy of acquiring key technologies and platforms that enhance capabilities for our customers and expand our market share in high growth areas such as foreign exchange. This acquisition also diversifies State Street’s trading customer base beyond traditional asset managers to include more active currency managers and hedge funds,” said Joseph L. Hooley, vice chairman and global head of investment servicing and investment research and trading at State Street. “The future of global electronic foreign exchange trading will be determined by who can provide the most efficient technology solutions that allow quicker access to markets and flexible, comprehensive trading solutions.”

Foreign exchange is the largest and most-liquid market in the world with trading volumes of approximately $2.3 trillion per day. According to a study by ClientKnowledge, volumes are projected to grow to above $3 trillion per day by 2010 and electronic foreign exchange trading is also projected to double in volume over this period to more than $2 trillion per day.

State Street’s FX Connect is the leading institutional electronic foreign exchange trading platform. In December 2006, FX Connect exceeded $108 billion in a single day’s trading volume.

“Being able to offer our customers innovative trading tools through FX Connect and Currenex fulfills our goal of delivering leading-edge foreign exchange capabilities to meet growing market demand,” said Stanley W. Shelton, executive vice president and head of State Street Global Markets, the company’s investment research and trading arm. “The two platforms are extraordinarily complementary with almost no overlap. Once this transaction closes, we will move quickly to integrate Currenex’s technology with Global Link, our multi-asset class trading platform, and continue to invest in the platforms to deliver the most complete and technologically advanced set of products available in the market.”

FX Connect’s pioneering capabilities in electronic foreign exchange trading and Currenex’s focus on servicing high-volume, high frequency trading activity represent the broadest range of capabilities and the deepest liquidity available in the market today.

“This move leverages the strengths of two innovators who share a similar strategic vision of creating best of breed and flexible electronic trading solutions,” said Cliff Lewis, chairman and CEO of Currenex. “This acquisition will enable us to continue providing sophisticated customers with the market-leading tools they need to maintain their competitive edge in an increasingly complex and dynamic global environment.”

Notes to Editors:

About Global Link:

State Street’s Global Link network delivers unique fact-based research, decision support tools and trading technology for five asset classes to clients around the world. It offers world market research and analytics for equities, fixed income and foreign exchange and secure, real-time trade execution services across multiple asset classes. More information about Global Link can be found at www.globallink.com.

About State Street Corporation:

State Street Corporation (NYSE: STT) is the world’s leading specialist in providing institutional investors with investment servicing, investment management and investment research and trading services. With US$11.9 trillion in assets under custody and US$1.7 trillion in assets under management as of December 31, 2006, State Street operates in 26 countries and more than 100 geographic markets worldwide. For more information, visit State Street’s website at www.statestreet.com.

About State Street Global Markets:

State Street Global Markets provides specialized investment research and trading in foreign exchange, equities, fixed income and derivatives. Its goal is to enhance and preserve portfolio values for asset managers and asset owners. From its unique position at the crossroads of the global markets, it creates and unlocks value for its clients with original flow-based research, innovative portfolio strategies, trade process optimization, and global connectivity across multiple asset classes and markets.

About Currenex:

Currenex Inc. received the 2006 e-FX award for “Best Trading Technology Vendor.” Offering Executable Streaming Prices (ESP™), Request For Streams (RFS), Benchmark Trading, Algorithmic Trading, and complete Prime Brokerage functionality with fully integrated Straight Through Processing (STP), Currenex connects more than 60 global banks to a superior electronic trading network, making Currenex one of the deepest liquidity pools in Forex. Accessed through a global electronic communications network, Currenex patented technology is also available to users in privately-branded solutions. Additional information can be found at www.currenex.com

This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the financial outlook and business environment. Those statements are based on current expectations and involve a number of risks and uncertainties, including those related to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, the pace of cross-border investment activity, changes in interest rates, the pace of worldwide economic growth and rates of inflation, the extent of volatility in currency markets, consolidations among clients and competitors, State Street’s business mix, the dynamics of markets State Street serves, and State Street’s success at integrating and converting acquisitions into its business. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements, are set forth in State Street’s 2005 annual report on Form 10-K, particularly in Item 1A, “Risk Factors,” and the Corporation’s subsequent SEC filings which should be read before making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, January 22, 2007, and the Corporation will not undertake efforts to revise those forward-looking statements to reflect events after this date.